FOR IMMEDIATE RELEASE	Contact:	Heather Browne
March 5, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Announces Executive Leadership Changes

HOUSTON – KBR (NYSE:KBR) today announced Cedric Burgher, KBR Chief Financial Officer and Senior Vice President has resigned to pursue other opportunities. Charles “Chip” Schneider has been appointed interim CFO, while the search for Burgher’s successor is conducted. Schneider joined KBR in August 2006 and has served as the company’s Vice President and Treasurer.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.